EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     This is an Employment Agreement (“Agreement”) between Winland Electronics, Inc., a Minnesota corporation (the “Corporation”), and Lorin Krueger (“Employee”).
Recitals
     WHEREAS, Employee has been employed with the Corporation; and
     WHEREAS, Employee and the Corporation are parties to an existing written employment agreement dated effective as of January 1, 1999, as amended from time-to-time, (hereinafter collectively referred to as “the Prior Employment Agreement”); and
     WHEREAS, Employee and the Corporation have agreed to several changes with respect to Employee’s employment;
     NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth below, the parties agree as follows:
ARTICLE 1
EMPLOYMENT; TERM OF EMPLOYMENT
     1.1) Employment. The Corporation hereby agrees to continue to employ Employee and Employee hereby agrees to continue employment with the Corporation in the position of President and Chief Executive Officer upon the terms and conditions hereinafter set forth in this Agreement effective as of the date on which Employee executes this Agreement.
     1.2) Term. Employee’s employment with the Corporation shall continue until terminated by Employee or the Corporation in accordance with Articles 4 or 6.
ARTICLE 2
DUTIES; EXTENT OF SERVICES
     2.1) Duties. During Employee’s employment with the Corporation, Employee shall serve the Corporation faithfully and to the best of his ability. Except as approved in writing by the Board of Directors or its designees, which approval shall not be unreasonably withheld, Employee shall devote his full business and professional time, energy, and diligence to the performance of the duties of such office. Employee shall perform such duties for the Corporation (a) as are customarily incident to his office and (b) as may be assigned or delegated to him from time to time by the Board of Directors of the Corporation and its designees. During employment with the Corporation, Employee shall not engage in any other business activity that would conflict or interfere with his ability to perform his duties under this Agreement. Employee shall use his best efforts to promote the interests of the Corporation.

     2.2) Compliance with Rules; Authority. Employee agrees to be subject to the Corporation’s control, rules, regulations, policies and programs. Employee further agrees that he shall carry on all correspondence, publicity and advertising in the Corporation’s name and he shall not enter into any contract on behalf of the Corporation except as expressly authorized by the Corporation.
ARTICLE 3
COMPENSATION
     3.1) Compensation for Services. As compensation for his services to the Corporation, the Corporation will pay Employee as set forth in the attached Exhibit A, which shall be reviewed by the Compensation Committee of the Board of Directors and/or another designee of the Board from time to time but no less than annually. All compensation paid to Employee shall be inclusive of all applicable income, social security, and other taxes and charges that are required by law to be withheld by the Corporation or that are requested to be withheld by Employee. All regular compensation shall be payable in accordance with the Corporation’s usual payroll schedule.
     3.2) Benefits. Corporation will provide Employee benefits as set forth in the attached Exhibit A. Except as specifically provided in Exhibit A, Employee shall be eligible to participate in or receive benefits under employee benefit plans, health plans, or arrangements, if any, made available from time to time by the Corporation to its employees as set forth in an employee manual or otherwise including, but not limited to, medical, dental, and long-term disability coverage, to the extent that Employee’s age, tenure, and title make him eligible to receive those benefits. Nothing in this Agreement is intended to or shall in any way restrict the Corporation’s right to amend, modify or terminate any of its benefits or benefit plans during the term of Employee’s employment.
     3.3) Business Expenses. During Employee’s employment, the Corporation shall reimburse Employee for all ordinary and necessary business expenses incurred by Employee in connection with the business of the Corporation and its subsidiaries and consistent with the Corporation’s policies in effect from time to time with respect to travel, entertainment and other business expenses. Payment or reimbursement to Employee will be made upon submission by Employee of vouchers, receipts or other evidence and documentation of such expense in a form reasonably satisfactory to the Corporation and in compliance with applicable requirements of taxing authorities. In the event the Corporation’s Board of Directors requests the services of Employee outside the Mankato area, the Corporation will reimburse Employee for his reasonable transportation, lodging, and meal expense incurred in compliance with such request.
ARTICLE 4
TERMINATION
     4.1) Termination. Either Employee or the Corporation may terminate the employment relationship at any time, for any or no reason, upon ninety (90) days’ written notice to the other party. The Corporation shall have the right, in its sole discretion, to provide Employee ninety (90) days’ pay and benefits in lieu of written notice. Notwithstanding the foregoing, the Corporation shall have the right to terminate Employee’s employment immediately for “Cause” as defined in Section 4.4 below.

     4.2) Return of Property. Immediately upon termination (or at such earlier time as requested by the Corporation’s Board of Directors or its designees), Employee shall deliver to the Corporation all of its property, including but not limited to all work in progress, research data, equipment, originals and copies of documents and software, customer information and lists, financial information, and all other material in Employee’s possession or control that belongs to the Corporation or its customers or contains Confidential Information (as defined in Section 5.1(E) below).
     4.3) Payment Upon Termination. Except as provided in Section 4.4 or Article 6, after the effective date of termination, Employee shall not be entitled to any compensation, benefits, or payments whatsoever except for compensation earned through Employee’s last day of employment and any accrued benefits.
     4.4) Severance. If Employee satisfies the conditions set forth in Section 4.4(C) of this Agreement, the Corporation will provide Employee the severance benefits described in this Section 4.4. Nothing in this provision is intended to limit the Corporation’s right to provide Employee ninety (90) days’ pay and benefits in lieu of written notice or Employee’s right to receive such pay and benefits, nor shall such pay and benefits in any way limit the severance contemplated by Section 4.4 of this Agreement.
     A. Termination by Employer with Cause. For purposes of this Article 4, “Cause” shall be defined to include, but not be limited to, the following:
     1. Employee’s neglect of any of his material duties or his failure to carry out reasonable directives from the Board of Directors or its designees, or failure to comply with rules, regulations or policies of the Corporation or its Board of Directors;
     2. Any willful or deliberate misconduct that is injurious to the Corporation, its business reputation or its goodwill;
     3. Dishonesty in any dealings between Employee and the Corporation or between Employee and vendors or customers of the Corporation;
     4. Employee’s commission of a felony, or other crime involving moral turpitude or immoral conduct, whether or not against the Corporation and whether or not committed during Employee’s employment;
     5. Employee’s acting in a manner adverse to the best interests of the Corporation including, but not limited to, being under the influence of alcohol or illegal drugs while on the job; or
     6. Employee’s breach of any term of this Agreement.

     B. Termination by Employee for Good Reason. For purposes of this Article 4, “Good Reason” shall be defined to include the following:
     1. The assignment to Employee, without Employee’s consent, of employment responsibilities that are not of comparable responsibility and status to the employment responsibilities described in this Agreement;
     2. The Corporation’s reduction of Employee’s base salary without Employee’s consent except for any reduction implemented as part of a broad-based employee cost reduction initiative; or
     3. The Corporation’s requiring Employee to be based anywhere other than within fifty (50) miles of the Corporation’s principal location at the time of Employee’s execution of this Agreement.
     C. Severance Benefits Upon Termination by the Corporation Without Cause or Termination by Employee for Good Reason. If (1) Employee’s employment is terminated by the Corporation without Cause in accordance with Section 4.1 or is terminated by Employee for Good Reason in accordance with Section 4.4(B), and (2) Employee executes and does not rescind a separation agreement supplied by the Corporation, which will include, but not be limited to, a comprehensive release of all legal claims, then the Corporation will (a) pay Employee in a lump sum or at regular payroll intervals, at the Corporation’s option, an amount equal to twelve (12) months of Employee’s then current base salary, subject to required and authorized deductions and withholdings; and (b) continue to pay the Corporation’s ordinary share of premiums for six (6) calendar months for Employee’s COBRA continuation coverage in the Corporation’s group medical, dental, and life insurance plans (as applicable), provided Employee elects such continuation coverage and timely pays Employee’s share of such premiums, if any.
ARTICLE 5
RESTRICTION AGAINST COMPETITION; CONFIDENTIALITY
     5.1) Restriction Against Competition. Employee acknowledges that he is employed in a position of trust and confidence and has had and will continue to have access to and become familiar with the unique methods, services and procedures used by the Corporation and that, as part of Employee’s duties, he has developed and will continue to develop and maintain close working relationships with vendors, customers and employees of the Corporation and its subsidiaries. Employee further acknowledges that the Corporation and its subsidiaries, over the years, through goodwill, advertising, honest business methods and aggressive promotion, have built a lucrative business and obtained loyal vendors and customers. Employee further acknowledges that disclosure or use of any of the Corporation’s Confidential Information relating to the operation of the business of the Corporation or its subsidiaries (as defined in Section 5.1(E) of this Agreement) could have a serious detrimental effect upon the Corporation, the monetary loss from which would be difficult, if not impossible, to measure. In consequence of the foregoing, and in consideration for the

Corporation’s agreement to provide severance rights and benefits to Employee as set forth in Article 4 of this Agreement and the Change of Control rights and benefits to Employee as set forth in Article 6 of this Agreement, which Employee acknowledges and agrees are rights and benefits to which he is otherwise not entitled, Employee agrees as follows:
     A. Noncompetition. During Employee’s employment and for a period of two (2) years after termination of Employee’s employment, regardless of the reason for and timing of the termination, Employee agrees as follows:
     1. Not to directly or indirectly engage in, own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, be employed by, perform services for, contract with or be connected with as a director, officer, principal, shareholder, member, agent, consultant, salesperson or otherwise, any person, corporation, partnership or other entity that produces or markets any product or service competitive with the Corporation’s environmental controls and sensors business, or conspire with others to do so;
     2. Not to directly or indirectly engage in, own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, be employed by, perform services for, contract with or be connected with as a director, officer, principal, shareholder, member, agent, consultant, salesperson or otherwise, any person, corporation, partnership or other entity that produces or markets any product or service competitive with the Corporation’s electronic manufacturing services (“EMS”) business, or conspire with others to do so, in any state where the Corporation markets its EMS business or, as of Employee’s termination date, has articulable plans to actively do so.
     B. Exceptions to Noncompetition. The restrictions contained in Section 5.1(A) will
     1. Not prevent Employee from the following:
     a. Owning up to three percent (3%) of a publicly held company that competes with the Corporation and/or its subsidiaries, so long as Employee does not otherwise violate the terms of this Article 5; or
     b. Accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Corporation on the following conditions: Prior to accepting such employment, Employee provides the Corporation written assurance that he will not provide any of the Corporation’s trade secrets or other Confidential Information to the new employer, will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Corporation, and that he will not violate any of the terms of Article 5 of this Agreement; or

     2. Have no force or effect if the circumstances of Employee’s termination of employment trigger the Corporation’s obligation to pay severance pursuant to Section 4.4 or Change of Control Termination amounts pursuant to Article 6 herein and the Corporation is unable to pay the amount due to Employee as a result of the Corporation’s liquidation or insolvency.
     C. Nonsolicitation of Customers. Employee agrees he will not, during his employment and for a two-year period immediately following termination of his employment hereunder, regardless of the reason for and timing of the termination, attempt to divert any business of the Corporation or its subsidiaries by soliciting, contacting, or communicating with any customers of the Corporation or its subsidiaries with whom Employee, or employees under his supervision, had contacts during the year preceding termination of his employment or any persons or entities who might reasonably be considered within the class of customers actively solicited by the Corporation or its subsidiaries.
     D. Nonsolicitation of Employees and Contractors. Employee agrees he will not, during his employment and for a two-year period immediately following termination of his employment, regardless of the reason for and timing of the termination, solicit any then-current employee or contractor of the Corporation or its subsidiaries for the purpose of hiring or attempting to hire such employee or contractor, nor will Employee in any manner attempt to persuade or encourage any of the then-current employees or contractors of the Corporation or its subsidiaries to discontinue their employment or contractual engagement with the Corporation or its subsidiaries.
     E. Confidential Information. Employee will not, during or after the term of this Agreement, directly or indirectly, use or disclose any of the Corporation’s Confidential Information relating to the operation of the business of the Corporation or its subsidiaries to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever except the furtherance of the interests of the Corporation or its subsidiaries. For purposes of this Agreement, “Confidential Information” includes but is not limited to the following:
Information not generally known and which is proprietary to the Corporation including, without limitation, use of or customization to computer application programs; financial, management, or customer data that is provided, or to which access is provided, in the course of employment by the Corporation; data or conclusions or opinions formed by Employee in the course of employment; policies and procedures; manuals; trade secrets; methods, procedures, or techniques pertaining to the business of the Corporation or a customer of the Corporation; specifications for products or services of the Corporation; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or other information; vendor names or other information; employee names or other information; research and development data; diagrams; drawings; videotapes, audiotapes, or computerized media used as training regimens; notes, memoranda, notebooks, and all other records or documents that are handled, seen, or used by Employee in the course of employment; information not likely to be available to the general public without the expenditure of time or expense; and any other information designated as such by the Corporation in its sole discretion as confidential. “Confidential Information” does not include (i) information which is in the public domain, (ii) information which, through no fault of Employee, hereafter comes into the public domain, or (iii) information disclosed to Employee by third parties who do not violate duties to the Corporation in disclosing that information.
     5.2 Copyrights.
     A. Employee hereby acknowledges and agrees that, to the extent any work performed by Employee for the Corporation gives rise to the creation of any copyrightable material (“Work”), all such Work, including all text, software, source code, scripts, designs, diagrams, documentation, writings, visual works, or other materials shall be deemed to be a work made for hire for the Corporation.
     B. To the extent that title to any Work may not, by operation of law, vest in the Corporation or such Work may not be considered work made for hire for the Corporation, all rights, title and interest therein were assigned and are hereby irrevocably assigned to the Corporation, including but not limited to the right to sue for past, present, and future infringement of any Work. All such Work shall belong exclusively to the Corporation, with the Corporation having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof.
     C. To the extent that title to any Work may not be assigned to the Corporation, Employee hereby grants the Corporation a worldwide, nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, unlimited, transferable, sublicensable license, without right of accounting, in such Work.
     D. Employee agrees to execute and deliver without further consideration such documents and to perform such other lawful acts as the Corporation, its successors and assigns may deem necessary to fully secure the Corporation’s rights, title or interest in all Works as set forth in this Agreement.

     5.3 Inventions.
     A. Employee agrees to communicate promptly and fully to the Corporation all inventions, discoveries, improvements or designs conceived or reduced to practice by Employee during the period of his employment with the Corporation (alone or jointly with others), and, except as provided in Section 5.3(C), Employee will and hereby does assign to the Corporation and/or its nominees all of his right, title and interest in such inventions, discoveries, improvements or designs and all of his right, title and interest in any patents, patent applications or copyrights based thereon without obligation on the part of the Corporation to pay any further compensation, royalty or payment to Employee.
     B. Employee further agrees to assist the Corporation and/or its nominee (without charge but at no expense to Employee) at any time and in every proper way to obtain and maintain for its and/or their own benefit, patents for all such inventions, discoveries and improvements and copyrights for all such designs.
     C. This Agreement does not obligate Employee to assign to the Corporation any invention, discovery, improvement or design for which no equipment, supplies, facility or trade secret information of the Corporation was used and which was developed entirely on Employee’s own time, and (i) which does not relate (A) directly to the business of the Corporation or (B) to the Corporation’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Employee for the Corporation.
     D. Employee shall keep complete, accurate and authentic accounts, notes, data and records of all inventions, discoveries, improvements or designs in the manner and form requested by the Corporation. Such accounts, notes, data and records shall be the property of the Corporation, and upon its request Employee shall promptly surrender the same to the Corporation.
     E. The obligations of this Section 5.3 shall continue beyond the termination of Employee’s employment with respect to any invention, discovery, improvement or design conceived or made by Employee during the period of Employee’s employment with the Corporation and shall be binding upon Employee’s assigns, executors, administrators, and other legal representatives. In the event Employee is called upon to render assistance to the Corporation pursuant to Section 5.3(B) after termination of Employee’s employment with the Corporation, the Corporation shall pay Employee reasonable compensation for the assistance rendered and shall call upon Employee for assistance at such reasonable times so as not to interfere with Employee’s new employment or business. For purposes of this Agreement, any invention, discovery, improvement or design relating to the business of the Corporation upon which Employee files a patent, trademark or copyright application within one (1) year after termination of Employee’s employment with the Corporation shall be presumed to have been made while Employee was employed by the Corporation, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such invention, discovery, improvement or design was conceived and made by Employee following termination of employment and without violation of his continuing obligations under Section 5.1(E) hereof.

     5.4 Specific Performance and Injunctive Relief. Employee acknowledges that the restrictions and covenants contained in this Article 5 are reasonable and necessary to protect the legitimate interests of the Corporation. Employee understands and agrees that the remedies at law for any violation of the restrictions or covenants by this Article 5 may be inadequate, that such violations may cause irreparable injury within a short period of time and that the Corporation shall be entitled to preliminary injunctive relief and other injunctive relief against such violation or threatened violation without the necessity of proving actual damages. Such injunctive relief shall be in addition to and not in limitation of any and all other remedies the Corporation shall have in law and at equity for the enforcement of such restrictions and covenants. Nothing herein provided shall be construed as prohibiting the Corporation or Employee from pursuing any other remedies available in the event of breach or threatened breach, including the recovery of damages. In the event of a violation of any of the provisions of this Article 5, the successful party shall have the right to collect a reasonable attorney’s fee for bringing such legal or equitable action or otherwise enforcing the terms and conditions of this Article.
     5.5 Acknowledgement. Employee acknowledges that he has carefully considered the restrictions contained in this Article 5 and determined that the restrictions in this Article 5 will not unduly restrict him in securing other suitable employment in the event of the termination of his employment with the Corporation.
ARTICLE 6
CHANGE OF CONTROL
     6.1) Change of Control Right and Payment. In consideration for Employee entering into the noncompetition, nonsolicitation, confidentiality, and other obligations set forth in Article 5, the following Change of Control rights and benefits will apply during the term of Employee’s employment with Corporation:
     A. For a period of two (2) years following a Change of Control, as defined in Section 6.2., Employee shall have the right, within Employee’s sole discretion, to terminate employment with the Corporation for a “Change of Control Good Reason” as defined in Section 6.2. Such termination shall be accomplished by Employee giving ninety (90) days’ written notice to the Corporation of Employee’s decision to terminate.
     B. In the event of a Change of Control Termination, as defined in Section 6.2., then, in lieu of any severance benefits payable under Section 4.4 and without further action by the Board of Directors, the Corporation shall pay to Employee an amount equal to Employee’s compensation (including any (a) base salary, and (b) annual bonuses, but excluding non-cash fringe benefits such as insurance and perquisites) for the two completed fiscal years preceding such termination, which amount shall be paid by the Corporation in 24 equal monthly installments beginning on the first day of the calendar month following the calendar month in which such Change of Control Termination occurs with the remaining payments made on the first day of each of the succeeding 23 months. Notwithstanding the foregoing, in no event shall Employee receive any Change of Control Action, as defined below, which would constitute a “parachute payment” for purposes of Code Section 280G, or any successor provision, and the regulations thereunder. In the event any Change of Control Actions would constitute a “parachute payment,” Employee shall have the right to designate those Change of Control Actions which would be reduced or eliminated so that Employee will not receive a “parachute payment.” For purposes of this Section 6.1, a “Change of Control Action” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Employee under any arrangement which is considered contingent on a Change of Control for purposes of Code Section 280G, including, without limitation, any and all of the Corporation’s salary, bonus, incentive, restricted stock, stock option, compensation or benefit plans, programs or other arrangements, and shall include any benefits payable under this Agreement.
     C. Interest. In the event the Corporation does not make timely payment of the Change of Control Termination amounts described in Section 6.1, Employee shall be entitled to receive interest on any unpaid amount at the prime rate of interest (or such comparable index as may be adopted) published from time to time by the Wall Street Journal.
     D. Attorneys’ Fees. In the event Employee prevails in an action against the Corporation to enforce or defend his rights under Article 6 of this Agreement, or to recover damages for breach thereof, Employee shall be entitled to recover from the Corporation any reasonable expenses for attorneys’ fees and disbursements incurred.
     6.2) Definitions. For purposes of this Article 6, the following definitions shall be applied:
     A. “Continuing Directors” shall mean the directors of the Corporation as of the date of Employee’s execution of this Agreement and any new director whose election to the Board of Directors or nomination for election to the Board of Directors is approved by a vote of at least two-thirds (2/3) of the directors as of the date of Employee’s execution of this Agreement who are then still in office.
     B. “Change of Control” shall mean any of the following events unless approved in advance by a majority of the Continuing Directors:
     1. The acquisition of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate of securities of the Corporation representing twenty percent (20%) or more of the total combined voting power of the Corporation’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert, except for the officers and directors of the Corporation as of the date this Agreement is executed; or
     2. A merger or consolidation to which the Corporation is a party if the individuals and entities who were shareholders of the Corporation immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; or

     3. The sale of the properties and assets of the Corporation, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Corporation; or
     4. A change in the composition of the Corporation’s Board of Directors at any time after Employee’s execution of this Agreement such that the Continuing Directors cease for any reason to constitute at least a fifty-one percent (51%) majority of the Board.
     C. “Change of Control Termination” shall mean with respect to Employee any of the following events occurring within two (2) years after a Change of Control:
     1. Termination of Employee’s employment by the Corporation for any reason other than pursuant to Section 4.4(A) (a “Cause” termination); or
     2. Termination of Employee’s employment by Employee pursuant to Section 6.1. A Change of Control Termination by Employee shall not include termination by reason of death or disability.
     D. “Change of Control Good Reason” shall mean a good faith determination by Employee that one or more of the following events has occurred, without Employee’s express written consent, after a Change of Control:
     1. A change in Employee’s reporting responsibilities, titles or position as in effect immediately prior to the Change of Control, or any removal of Employee from, or any failure to re-elect Employee to, any of such positions, which has the effect of materially diminishing Employee’s responsibility or authority;
     2. A material reduction by the Corporation in Employee’s total compensation as in effect immediately prior to the Change of Control or as the same may be increased from time to time;
     3. The Corporation requiring Employee to be based anywhere other than within fifty (50) miles of Employee’s job location at the time of the Change of Control;
     4. Without replacement by a plan, program, or arrangement providing benefits to Employee of the Corporation and its subsidiaries equal to or greater than those discontinued or adversely affected, the failure by the Corporation to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Employee is participating immediately prior to a Change of Control or the taking of any action by the Corporation that would adversely affect Employee’s participation or materially reduce Employee’s benefits under any of such plans, programs or arrangements;

     5. The taking of any action by the Corporation that would materially and adversely affect the workplace environment existing at the time of the Change of Control in or under which Employee performs his employment duties; or
     6. The taking of any action by the Corporation that would materially change the Corporation’s business strategies or practices existing at the time of the Change of Control including, but not limited to, changes in the types and brands of products offered, advertising and promotion programs, employment policies, and the segment to which the Corporation markets its products.
ARTICLE 7
MISCELLANEOUS
     7.1) Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions of this Agreement. Without in any way limiting the generality of the foregoing, in the event that any provision of Article 5 hereof is held invalid or unenforceable by a court of competent jurisdiction, the Corporation and Employee agree that that part should modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.
     7.2) Section 409A Requirements. The Corporation and Employee recognize and agree that revisions to the post-termination payments and benefits provisions contemplated by Section 4.4 and Article 6 may be necessary and desirable to comply with the requirements of Internal Revenue Code Section 409A, and the regulations, notices and other guidance of general application issued thereunder (hereinafter, “409A Requirements”), in a manner intended to prevent any adverse tax consequences to Employee and the Corporation as a result of any failure to so comply. Any such revisions will be made only with the written consent of both parties; and each of them agrees to cooperate in good faith to make any such revisions in a manner that timely complies with the 409A Requirements.
     7.3) Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if given in person or if in writing, sent by certified mail, return receipt requested, to the last known residence address in the case of Employee or to its principal office in the case of the Corporation.
     7.4) Waiver of Breach. The failure of either party hereto to enforce its rights under any provision of this Agreement shall not operate or be construed as a waiver of such breach or of any subsequent breach by any party.

     7.5) Entire Agreement. This Agreement contains the entire agreement of the parties concerning the employment of Employee by the Corporation and supersedes and replaces any prior agreement or arrangement relative to Employee’s employment by the Corporation, whether oral or written, including, but not limited to, any Prior Employment Agreement. Except as provided in Section 7.1 of this Agreement, no modification, supplement, or amendment of any provision hereof shall be valid unless made in writing and signed by the parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.
     7.6) Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Minnesota.
     7.7) Headings. The captions set forth in this Agreement are for convenience only and shall not be considered a part of this Agreement or in any way limiting or amplifying the terms or provisions hereof.
     7.8) Obligations Which Survive Termination. The obligations and remedies of Sections 4.2, 4.3, 4.4, and Articles 5, 6 and 7 of this Agreement shall survive the termination of this Agreement or any successor relationship and the termination of Employee’s employment for any reason, except as expressly otherwise provided for in this Agreement.
     7.9) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Corporation and Employee and their respective successors, assigns, heirs, executors, and administrators, except that the services to be performed by Employee are personal and are not assignable.
     7.10) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year written below.
(The parties’ signatures appear on the following page.)

WINLAND ELECTRONICS, INC.

January 23, 2007	By /s/ Thomas de Petra
Date	Its: Chairman

EMPLOYEE

January 23, 2007	/s/ Lorin Krueger
Date	Lorin Krueger

EXHIBIT A
     In consideration of the mutual covenants and undertakings set forth in the Employment Agreement between Winland Electronics, Inc., a Minnesota corporation (the “Corporation”), and Lorin Krueger (“Employee”), the parties agree as follows:
     1. Base Salary. For each fiscal year of the Corporation during Employee’s employment, the Corporation shall pay Employee an annual base salary (“Base Salary”) in the amount determined by the Compensation Committee of the Corporation’s Board of Directors, provided that such amount shall not be less than the Base Salary for the immediately preceding fiscal year without the consent of Employee unless such reduction is implemented as part of a broad-based employee cost reduction initiative. For the fiscal year from January 1, 2007 through December 31, 2007, Employee’s annual Base Salary shall be $181,500, payable in accordance with the Corporation’s usual payroll schedule.
     2. Bonus. The Corporation may, but is not obligated to, pay Employee an annual bonus (“Annual Bonus”) consisting of stock options or a cash payment or both, the amounts of which, if any, shall be determined by the Compensation Committee of the Board of Directors. If any Annual Bonus is earned by Employee, it shall be paid within ninety (90) days after the end of the Corporation’s applicable fiscal year.
     3. Paid Time Off. Employee will be eligible to accrue up to a total of 248 hours (six weeks and one day) of Paid Time Off (“PTO”) per fiscal year of the Corporation and will accrue such PTO at the rate of 20.667 hours per each month of service. If Employee does not use all accrued PTO during a fiscal year, he may carry over any unused PTO hours to the next fiscal year so long as his maximum PTO accrual does not exceed a total of 340 hours (eight weeks and two and one-half days). If Employee has reached the maximum accrual, no additional accrual will occur until Employee has used sufficient PTO to drop below the maximum 340 hours. Employee will be paid for accrued and unused PTO at termination. Employee’s entitlement to PTO as set forth in this Paragraph 3 shall be in lieu of, and not in addition to, any PTO provided to employees by way of the Corporation’s Employee Handbook or other Corporation policy.
     4. Club Memberships. So long as the Corporation determines that such membership is beneficial to Employee’s position as President and CEO of the Corporation, the Corporation will purchase a hunt club membership at a local hunting preserve.
     5. Income Tax Preparation. The Corporation will pay the cost incurred by Employee for preparation of his annual personal income tax returns.
     5. Amendment. The Compensation Committee of the Board of Directors and/or another designee of the Board reserves the right to modify, supplement and/or amend the terms of this Exhibit A from time to time with written notice to Employee.
(The parties’ signatures appear on the following page.)

     IN WITNESS WHEREOF, the parties hereto have caused this Exhibit A to be duly executed and delivered as of the day and year written below.

WINLAND ELECTRONICS, INC.

January 23, 2007	By /s/ Thomas dePetra
Date	Its: Chairman

EMPLOYEE

January 23, 2007	/s/ Lorin Krueger
Date	Lorin Krueger